Exhibit 99.2

OPENTV CORP.

April 16, 2003

4:00 p.m. CDT

Coordinator

Good afternoon, and thank you all for holding. At this time, I’d like to inform all participants your lines have been placed on listen-only until the question and answer segment of today’s conference call. I would also like to inform you the call today is being recorded. If you have any objections, please disconnect at this time. I would now like to turn the call over to Mr. James Ackerman, CEO of OpenTV. Thank you. Sir, you may begin.

J. Ackerman

Thank you, Michelle. Welcome to our fourth quarter 2002 earnings call and 2002 review. We have attending this call myself, the CEO of OpenTV, James Ackerman; Craig Waggy, the CFO of OpenTV; and Lisa Haugh, In-house Counsel.

We’re going to start today with Lisa reading the Safe Harbor Disclosure, and then she’ll come back to me. Lisa?

Exhibit 99.2

L. Haugh

I would like to advise you that during the conference call today, various members of OpenTV’s management will be making forward looking statements within the meaning of the Safe Harbor provision of the Private Security Litigation Reform Act of 1995. Such forward looking statements are based on the current expectations and beliefs of OpenTV’s management, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in such forward looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in such forward looking statements, please refer to the risk factors described in OpenTV Corp’s annual report on Form 10K for the year ended December 31, 2002, and such other documents that OpenTV Corp may file from time to time with the Securities and Exchange Commission. OpenTV Corp undertakes no obligation to update or revise any such forward looking statements, whether as a result of new information, future events or otherwise.

J. Ackerman

Thank you very much. So today, the first thing we’re going to do is review the 2002 financials, and more specifically, the fourth quarter 2002. I will then share some comments on the business, and then we’ll take some questions. So with that, I’ll pass over to Craig Waggy, CFO of OpenTV.

Exhibit 99.2

C. Waggy

Thanks, James. The company filed its annual report on Form 10K for the year ended December 31, 2002 with the Securities Exchange Commission last Friday. My comments today will be based on the operating results and financial position as reported in the Form 10K, which for 2001 has been restated. I encourage those of you who have questions about the nature and impacts of the restatements to read the Form 10K in the company’s press releases.

Our revenues in the fourth quarter were $13.2 million, which were a decrease of $12 million, or 48% from revenues of $25.1 million in the fourth quarter of 2001. The primary reason for the decrease in revenues in the quarter was a reduction of royalties of $8.7 million to $3.8 million, coupled with the reduction of services, support and other revenues of $3 million, to $5.2 million.

Channel fees for the quarter were up $800,000 to $3 million, while license fees were down $1 million to $1.2 million. The decrease in revenues is primarily a result of the continued slow down in spending and investment in interactive television technologies by service providers. Sequentially, the revenues in the fourth quarter of $13.2 million are consistent with those reported in the third quarter of 2002 of $13.3 million.

Exhibit 99.2

Operating expenses in the fourth quarter were $56.4 million, which include $18.2 million of restructuring costs and $2.3 million of amortization of intangible charges, compared to operating expenses of $951.4 million in the fourth quarter of 2001, which included $816.2 million of impairment charges and $93.4 million of amortization of intangible charges. Operating expenses reflect the additional expenses associated with the acquisition of Wink during the fourth quarter offset by some initial efficiencies associated with the various restructuring of the company’s operations.

Our net loss for the quarter was $43 million compared to a net loss for the same quarter in the prior year of $931.9 million. We ended the year with cash, cash equivalents and marketable debt securities of $87.7 million, down from the $162.7 million as of September 30, 2002 due primarily to the acquisition of Wink and cash used in operations.

Looking forward, we continue to see spending in the interactive television sector to be at reduced levels from those of 2001, which we expect will continue to negatively impact our operating results. Our restructuring initiative should begin to yield more quantifiable results for the second half of the year. We have yet to report the restructuring costs for our France operations, but will do so in the first quarter of 2003, and expect

Exhibit 99.2

that that charge will approximate $7 million. In the next several weeks, we expect to re-file our preliminary proxy with the SEC, which is intended to cover both our annual meeting requirement and the pending merger with ACTV among other matters. I will now turn the conversation back to James.

J. Ackerman

Thank you, Craig. Listen, before we take questions, I’d like to comment on a few matters related to the company. As Craig mentioned, our reorganization of the company is nearly complete. Throughout the fourth quarter and into the first quarter of this year, we took on a significant reorganization of the combined OpenTV/Wink business, resulting in the closure of a number of offices and a reduction in combined staff of nearly half.

Related, at the end of this month, we are moving OpenTV’s headquarters into San Francisco with a significant drop in the price of commercial real estate in San Francisco. A door has opened for us to co-locate all the area employees into less space while reducing our average costs per square foot. As you are aware, we filed the 10K last Friday, and we are currently planning to re-file the S4 registration and merger proxy for ACTV with the SEC in the next couple of weeks.

Exhibit 99.2

It is our desire to see the proxy through the SEC, mail it to shareholders and hold an annual meeting to vote on this transaction, as well as other matters, as soon as possible. If the transaction is approved, it is our hope to close by the end of June. Assuming the close happens as outlined here, we have already developed a plan to integrate ACTV into OpenTV swiftly.

On April 3, we met with the NASDAQ De-Listing Panel in Washington DC to appeal the de-listing notice received for failure to hold a 2002 annual meeting. At that meeting, we presented our plan to resolve this matter, which included getting the 10K filed, mailing a proxy to shareholders and holding an annual meeting in a timely manner. As I mentioned before, the 10K has now been filed. We are looking to re-file the proxy with the SEC and then hold an annual meeting with shareholders in the near future. We are waiting to hear a decision from NASDAQ on our appeal to remain listed, which we expect within the next few weeks.

Over the last couple of months, we have announced some new customer wins. As a reminder to you, they include EMC, one of the leading cable operators in Taiwan; AUNA, the largest cable operator in Spain with franchises in most major metropolitan centers, including Barcelona and Madrid; and the Canadian satellite platform owned by Shaw, known as Star Trust.

Exhibit 99.2

Lastly, we recently began introducing to the U.S. market a new model for our enhanced TV, interactive advertising and transaction business through our Wink platform. We believe this new model provides incentives to program networks and broadcasters to develop more enhanced TV and interactive advertising opportunities, while creating a strong win-win relationship between us and cable and satellite operators. We believe full motion video enhanced television and the interactive advertising are a key component of a successful I-TV landscape. With that, we’ll open the line to questions.

Coordinator	Thank you, Sir. One moment. I’m sorry, I’m showing no questions at this time.

J. Ackerman

As there are no questions, I will thank everyone for joining us on the call today. We hope to be back to you very soon when we do our first quarter earnings call, and again, thank you for joining us today. Operator, will you please share the replay instructions?

Coordinator	Yes, thank you. To dial domestically, please dial 1-800-666-0214. International callers may dial 402-220-0262. Thank you, and this concludes today’s conference call.